PART 11
 ITEM 1
       Legal Proceedings
The Company is not presently a party to any litigation of any kind or nature whatsoever, nor to the company's best knowledge and belief is any litigation threatened or contemplated.

ITEM 2
        Change in Securities.
There has not been any material changes of the rights of holders of registered securities, and working capital restrictions and other limitations on the payment of dividends.

ITEM 3
        Defaults Upon Senior Securities.
There has not been any defaults on any senior Securities.

ITEM 4
        Submission of Matters to a vote of Security Holders.
 On December 16th, 1996 the annual meeting of the Company was held at the Company's principal office, at 1051-5th Avenue North in Naples Florida.
 Of the 4,655,310 shares outstanding, 3,501,215 were represented in person and by proxy. The sole purpose of the meeting was to re-elect Officers and Directors.
 The following officers and Directors were unanimously elected.
        Garfield Ricketts     Director/ Chairman/CEO
        Una M. Ricketts       Director/Secretary/Treasurer
        Karen Ricketts        Director
        Dan McCaslin          Vice President/Director (Ricketts Enterprises
                              International Inc. Only)

  There were no setlements or matters or solicitations under Rule 14a-11

  ITEM 5
         Other Matters

         None
  ITEM 6
        Exhibits and reports on Form 8-K

         NONE